Exhibit 99.2

SCHERING-PLOUGH ENTERS INTO CONSENT DECREE WITH FDA TO RESOLVE U.S. MANUFACTURING ISSUES

COMPANY UPDATES EARNINGS PROJECTION FOR 2002, PROVIDES SECOND QUARTER 2002 EARNINGS ESTIMATE

KENILWORTH, N.J., May 17, 2002 - Schering-Plough Corporation (NYSE: SGP) today announced that it has reached an agreement with the U.S. Food and Drug Administration (FDA) for a consent decree to resolve issues involving the company' s compliance with current Good Manufacturing Practices (GMPs) at manufacturing facilities in New Jersey and Puerto Rico. The agreement is subject to approval by the U.S. District Court for the District of New Jersey (Newark).

"This agreement builds upon the efforts we have undertaken to date to resolve these manufacturing issues," said Richard Jay Kogan, chairman and chief executive officer. "The company has worked closely and cooperatively with the FDA throughout this process and achieved two key objectives: keeping our plants open and operating, and continuing to make available our major pharmaceutical products to meet the needs of patients. We are confident of our ability to move forward under the agreement and complete our improvement programs successfully," Kogan said. He also emphasized that the company is confident that all of its pharmaceutical products currently in the marketplace are safe and effective.

Terms of Consent Decree

The consent decree agreement formalizes the company' s commitment to ensure sustained compliance with current Good Manufacturing Practices at its New Jersey and Puerto Rico manufacturing sites. Under the agreement, the company will retain qualified outside experts in determining that manufacturing methods, procedures and controls at these production facilities comply with current GMP requirements. Schering-Plough said that while these efforts are ongoing, its production facilities will remain open and it will continue to manufacture its human pharmaceutical products. As specified in the consent decree, the New Jersey and Puerto Rico facilities will operate under tightly controlled conditions requiring additional levels of review and reporting.

Under terms of the consent decree, Schering-Plough will pay a total of $500 million to the U.S. government in two equal installments of $250 million, the first installment to be paid in the 2002 second quarter and the second in the 2003 second quarter. As previously reported, the company accrued a $500 million provision for this consent decree payment in the 2001 fourth quarter. In the event agreed-upon actions are not completed on time, the consent decree provides for daily payments of $15,000 for each deadline missed. These payments cannot exceed $50 million incurred in any calendar year and have an overall cap of $175 million incurred through 2005. A royalty payment of 24.6 percent of net U.S. sales can be assessed for each product for which revalidation has not been successfully completed within the timelines of the consent decree. The company is scheduled to complete its revalidation plans by Dec. 31, 2005. The company would expense any such payments if and when incurred.

The consent decree has been signed by the company and the government and will be filed shortly in federal court.

Impact on Products

Schering-Plough said that it is temporarily suspending production of certain products at its Manati, Puerto Rico, site, principally the animal health products BANAMINE (flunixin meglumine), NUFLOR (florfenicol) and OPTIMMUNE (0.2% cyclosporine, USP), while it implements GMP programs agreed to under the final terms of the consent decree. The aggregate sales in 2001 of these products manufactured in Puerto Rico were $50 million. The company said that it is also pursuing alternative sources of NUFLOR in order to supply the U.S. market.

In connection with the agreement, Schering-Plough has decided to discontinue manufacturing and marketing certain older products. Many of these products have been unavailable for some time. The consent decree also includes a recall, initiated in early May 2002 and directed to U.S. trade accounts, of all lots of theophylline, USP tablets and PROVENTIL (albuterol sulfate, USP) REPETABS. PROVENTIL inhalers are not affected by the recall. The company noted that it discontinued marketing its U.S. theophylline products in June 2001 and that PROVENTIL REPETABS have not been available since July 2001. In total, these products represent annual sales of approximately $44 million.

Earnings Projections

The company said that it is lowering its earnings projection for 2002 as a result of the cumulative impact of the agreed-upon terms of the consent decree and ongoing implementation of manufacturing and quality control enhancements. The consent decree imposes rigorous controls and inspection requirements involving added levels of review and reporting at the New Jersey and Puerto Rico facilities. These factors may periodically affect the timing of the company' s shipments of certain pharmaceutical products to the U.S. market and are also expected to result in higher production costs.

For full-year 2002, the company now expects a mid-single-digit percentage increase in earnings per share rather than the low double-digit percentage increase previously projected. (The 2002 earnings estimate is compared to 2001 earnings before a provision taken in the 2001 fourth quarter for a payment related to this consent decree. In addition, the 2002 earnings projection includes the previously reported anticipated elimination of trade inventory levels of prescription CLARITIN (loratadine) products, which is expected to have a negative impact on pretax profits for the remainder of 2002 of approximately $250 million.) The company said that earnings per share for the 2002 second quarter are expected to be flat to up slightly as compared to the 2001 second quarter. The 2002 earnings estimate remains subject to a number of factors, including the success of the U.S. launch of CLARINEX (desloratadine) Tablets and other business and market factors, including those noted below under the Disclosure Notice.

Outlook

"Looking ahead, we are very encouraged by the strong growth we are achieving with our new product launches and the exciting opportunities in new therapeutic markets," said Kogan.

He noted that CLARINEX has achieved an industry record by gaining 33 percent of the market share of total prescriptions held by CLARITIN prior to the launch of CLARINEX. CLARINEX is the fastest-growing allergy product in the U.S. market.
With the strong growth of PEG-INTRON (peginterferon alfa-2b) Powder for Injection and REBETOL (ribavirin, USP) combination therapy in the U.S. and world markets, Schering-Plough continues its leadership in developing and bringing to market significant advances in the treatment of hepatitis C, a prevalent and serious public health problem worldwide. The unprecedented demand for this breakthrough therapy underscores its unique value in addressing this under-treated disease. In addition, INTRON A (interferon alfa-2b) Injection and REBETOL combination therapy for hepatitis C has captured a 40 percent market share in Japan, the world' s second-largest pharmaceutical market, since its launch there in December 2001.

The company' s leading pipeline candidate is ZETIA™ (ezetimibe), the first in a new class of lipid-lowering agents with a unique mechanism of action that is complimentary to statins. When approved, ZETIA will enable Schering-Plough to compete for the first time in the cholesterol-management market, the second-largest and fastest-growing market in the world. Sales in the global cholesterol-management market were $18 billion in 2001 and are projected to exceed $30 billion by 2007.

"Even as we work to fulfill the requirements of this consent decree, we are looking to report higher earnings per share in 2002," Kogan said. "Schering-Plough remains a strong and profitable company, with proven, market-leading products and promising new therapies in our pipeline. We will continue to focus on our primary objective - to bring innovative pharmaceutical products to patients around the world."

DISCLOSURE NOTICE: The information in this press release includes certain "forward-looking" statements relating to the company' s projected earnings for the second quarter and full year 2002, the company' s business prospects, and the resolution of the manufacturing process and control and current Good Manufacturing Practices (GMP) issues identified by the FDA by negotiated consent decree between the company and the FDA as described herein. The ability of the company to achieve the projected earnings and the market viability of the company' s marketed and pipeline products are subject to substantial risks and uncertainties. Further, there are no assurances that NDAs or foreign equivalents for the pipeline products will be filed with the FDA or its foreign counterparts, or that if such applications are filed, that they will be approved. Many factors could cause the resolution of the GMP issues through the consent decree and actual financial results to differ materially from the company' s forward-looking statements, including the ability of the company to assure the FDA of the quality and reliability of its manufacturing systems and controls, and, in addition to the factors described above in this release, whether and to what extent the company experiences any disruptions of its major products or manufacturing facilities. The reader of this release should also understand that the failure to meet the terms of the consent decree could result in delays in approval of new products, seizure or recall of products, suspension or revocation of the authority necessary for the production and sale of products, fines and other civil or criminal sanctions. In addition, the forward-looking statements may also be adversely affected by general market factors, competitive product development, product availability, current and future branded, generic or OTC competition, federal and state regulations and legislation, the regulatory process for new products and indications, existing and new manufacturing issues that may arise, trade buying patterns, patent positions, litigation and investigations. For further details and a discussion of these and other risks and uncertainties, see the company' s Securities and Exchange Commission filings, including the company' s 2001 annual report on Form 10-K and subsequent quarterly report on Form 10-Q.

Schering-Plough Corporation is a research-based company engaged in the discovery, development, manufacturing and marketing of pharmaceutical products worldwide.